Exhibit 3.1

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS) USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation (Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250) (This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited - Liability Companies, Certificates of Limited Partnership, Limited - Liability Limited Partnerships and Business Trusts) 1.Name of Nevada entity as last recorded in this office: REYNALDO'S MEXICAN FOOD COMPANY, INC. Restated 2. The articles are: (mark only one box) Amended and Restated Please entitle your attached articles "Restated" or "Amended and Restated," accordingly. 3. Indicate what changes have been made by checking the appropriate box:* No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: 11/30/2022 The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles or certificate have been amended as follows: (provide article numbers, if available) 4 . Effectiv e dat e an d tim e o f filing : (optional ) Date: 12/06/2022 Time: BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov www.nvsilverflume.gov (must not be later than 90 days after the certificate is filed) *This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. page 1 of 1 Filed in the Office of Secretary of State State Of Nevada Business Number C7156 - 1984 Filing Number 20222798659 Filed On 12/06/2022 08:58:18 AM Number of Pages 8

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AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE I

The name of this corporation is:

REYNALDO’S MEXICAN FOOD COMPANY, INC.

ARTICLE II

The street address of this corporation’s registered office is:

7339 E. Williams Drive, Unit 26496

Scottsdale, AZ 85255

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized und the Nevada Revised Statutes.

ARTICLE IV

The corporation shall have the authority to issue an aggregate of 455,000,000 shares, par value $.0001 per share for the Common Stock and $.001 for the Preferred Stock, for a total capitalization of $45,005.

The holders of the shares of capital stock of the corporation shall not be entitled to pre-emptive rights to subscribe to any unissued stock of any other securities which the corporation may now or hereafter be authorized to issue.

The corporations’ capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

The stockholders shall not possess cumulative voting rights at all shareholders meetings called for the purpose of electing a Board of Directors.

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Common Stock Class, par value $.0001 per share – 450,000,000 shares authorized.

The preferences, limitations, voting powers and relative rights of the Common Stock are determined by the Board of Directors of these Articles are as follows:

(a)   Voting Rights.

(i)  Except as otherwise provided in these Articles, or except as required by applicable law in the state of Nevada, the holders of Common Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation’s shareholders.

(ii)  Except as otherwise expressly provided in these Articles or required pursuant to NRS 78.350(1), each holder of Common Stock shall be entitled to 1 vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders’ meeting).

(b)   Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution as may be declared by the Board of Directors from time to time with respect to the Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, each voting separately as a separate voting group.

(c)   Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, shares of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, each voting separately as a separate voting group.

Preferred Stock Class, par value $.001 per share – 5,000 shares authorized.

(a)   Designation. The series of Preferred Stock created hereby shall be designated the Convertible Preferred Series A Stock [the "Preferred Series A Stock"].

(b)   Voting Rights.

(i)  Except as otherwise provided in these Articles, or except as required by applicable law in the state of Nevada, the holders of Preferred Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation’s shareholders.

(ii)  Except as otherwise expressly provided in these Articles or required pursuant to NRS 78.350(1), each holder of Preferred Stock shall be entitled to 1,000 votes for each share of Preferred Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders’ meeting).

(c)   Conversion Rights. Each share of Preferred Series A Stock shall be convertible, at the option of the Holder, into 1,000 fully paid and non-assessable shares of the Corporation's Common Stock. The foregoing conversion calculation shall be hereinafter referred to as the “Conversion Ratio.”

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(i)  Conversion Procedure. Upon written notice to the Holder, the Holder shall effect conversions by surrendering the certificate(s) representing the Preferred Series A Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. Not later than five [5] business days after the conversion date, the Corporation will deliver to the Holder, (i) a certificate or certificates, which shall be subject to restrictive legends, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the Preferred Series A Stock is delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph (e) (i), the Holder shall be entitled by written notice to the Corporation at any time on or before receipt of such certificate(s), to receive 100 Preferred Series A Stock shares for every week the Corporations fails to deliver Common Stock to the Holder.

(ii)   Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Preferred Series A Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock for any shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph (e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iii)   Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Preferred Series A Stock then outstanding shall have the right thereafter to convert such Preferred Series A Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Preferred Series A Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(iv)   Fractional Shares; Issuance Expenses. Upon a conversion of Preferred Series A Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Preferred Class A Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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(d)  Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to Holders of senior capital stock, if any, the Holders of Preferred Series A Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of junior capital stock, including Common Stock, an amount equal to $0.001 per share [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the Holders of the Preferred Series A Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the Holders of the Preferred Series A Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (d).

(e)   Dividends and Distributions. Subject to the preferences applicable to any series of Common Stock, if any, outstanding at any time, shares of Preferred Series A Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution as may be declared by the Board of Directors from time to time with respect to the Preferred Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, each voting separately as a separate voting group.

(f)   Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Series A Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Class A Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Preferred Series A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Preferred Series A Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

ARTICLE V

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such a manner as shall be provided by the Bylaws of this corporation, providing that the number of directors shall not be reduced to fewer than one.

ARTICLE VI

The liability of any director to this corporation for money damages for any action taken, or any failure to take any action, as a director, is eliminated, except liability for:

(A)	The amount of financial benefit received by a director to which he is not entitled;
(B)	An intentional infliction of harm on the corporation or shareholders;
(C)	A violation of NRS 78.138; or
(D)	An intentional violation of criminal law.

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ARTICLE VII

Indemnification of any director for liability (as defined in NRS 78.7502) to any person for any action taken, or failure to take any action, as director, is obligatory, except liability for:

(A)	Receipt of a financial benefit to which he is not entitled;
(B)	An intentional infliction of harm on the corporation or shareholders;
(C)	A violation of NRS 78.138; or
(D)	An intentional violation of criminal law.

The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or office was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding. The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors. The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding. The Corporation also may purchase and maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the law. All references in these Articles of Incorporation are deemed to include any amendment or successor thereto. Nothing contained in these Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in these Amended and Restated Articles of Incorporation to “director”, “officer”, “employee”, and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.

ARTICLE VIII

The corporation is to have perpetual existence.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statue of the State of Nevada, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.

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ARTICLE X

Pursuant to NRS 78.120(2), the Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.

ARTICLE XI

All of the shares of stock of this Corporation may be subject to a Shareholders’ Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders’ Restrictive Agreement, if any, is on file at the principal office of the Corporation.

Executed this 30th day of November 2022 by the Board of Directors of the corporation.

Rhonda Keaveney, CEO

Reynaldo’s Mexican Food Company, Inc

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